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                                                    EXHIBIT 10.21


                SEPARATION AGREEMENT AND RELEASE
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     THIS SEPARATION AGREEMENT AND RELEASE (the "Agreement") is
made and entered into on the 20th day of February, 1998, by and between WILLBROS USA, INC. ("Employer") and GARY L. BRACKEN
("Employee").

                           WITNESSETH:
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     WHEREAS, Employee is currently employed by Employer; and

     WHEREAS, Employee's active service with Employer ceased effective November 5, 1997 ("Cessation Date"); and

     WHEREAS, Employer and Employee have agreed that the employment relationship between them will terminate effective
February 20, 1998 (the "Termination Date"); and

     WHEREAS, Employer and Employee wish to achieve a final and amicable resolution of all issues related to their employment relationship;

     NOW, THEREFORE, for and in consideration of the mutual covenants and promises set forth below, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Termination of Employment.     Employee and Employer confirm
     and agree that Employee is retiring from employment with Employer as of the Termination Date and that the employment relationship which existed between Employee and Employer and/or any of Employer's affiliated companies shall cease as of the Termination Date. All of Employer's obligations to Employee on or after the Termination Date are set forth herein. Accordingly, except as otherwise provided herein, Employer shall have no further obligations whatsoever to Employee after the Termination Date. Similarly, all of Employee's obligations to Employer on or after the Termination Date are set forth herein. Accordingly, except as otherwise provided herein, Employee shall have no further obligations to Employer after the Termination Date.
     Employer shall cause its

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     personnel records to reflect that Employee retired from
     employment with Employer effective on the Termination Date.

2.   Prior Agreements Superseded.     Except as otherwise
     specifically provided herein, this Agreement supersedes and replaces all prior agreements, written or oral, relating to Employee's employment with Employer and/or any of Employer's affiliated companies, including specifically that certain Employment Agreement entered into by Employer, Employee and Willbros Group, Inc. ("WGI") as of January 1, 1996, and as amended effective February 25, 1997, which shall terminate in all respects as of the Termination Date.

3.   Lump Sum Payment.     On the Termination Date, Employer
     shall pay to Employee a lump sum amount of Seven Hundred Nineteen Thousand Seventy U.S. Dollars (U.S. $719,070), less standard payroll deductions for federal and Oklahoma state income taxes, FICA and Medicare tax.

4.   Management Incentive Plan.     Prior to the Termination
     Date, Employee participated in the Willbros USA, Inc. Management Incentive Plan dated January 1, 1996 (the "Incentive Plan"). Employee will no longer be eligible to participate in the Incentive Plan after the Termination Date. However, Employer agrees to pay to Employee an amount equal to the incentive bonus, if any, which would have been payable to Employee under the Incentive Plan had Employee continued as an Incentive Plan participant through the end of calendar year 1998. Employee's entitlement to such further payment, if any, shall be determined by applying the terms of the Incentive Plan to Employee's annual base salary in effect on the Termination Date. Employer and Employee agree that Employee's annual base salary in effect on the Termination Date is Two Hundred Thirty Five Thousand One Hundred U.S. Dollars (U.S.$235,100) per year. Any payment due Employee under this Section 4 shall be paid to Employee on or before April 1, 1999.

5.   Medical Insurance Continuation.     After the Termination
     Date, Employee and Employee's spouse will be entitled to continue group medical insurance coverage under

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     Employer's Retiree Medical Plan.  Premiums for such coverage will be approximately equal to those paid by Employee for participation in Employer's Medical Plan prior to the Termination Date. Employer reserves the right, pursuant to the terms of its Retiree Medical Plan, to amend or eliminate provision of retiree group medical insurance in the future. If Employee is not entitled to Medicare benefits and does not elect coverage under the Retiree Medical Plan, Employee will be entitled to continue participation for a limited period of time in Employer's Group Medical Plan, Group
     Dental Plan and/or Executive Medical Plan under the Consolidated Omnibus Budget Reconciliation Act of 1985. Detailed information concerning the costs and procedures applicable to such alternate insurance coverage will be provided separately by Employer.

6.   Life Insurance Conversion.     Employee has the right to
     convert Employee's life insurance coverage under Employer's Group Life Plan and dependent life insurance coverage obtained by the Employee under Employer's Dependent Life Plan to individual life insurance policies. Conversion forms and premium rates applicable to such conversion programs will be provided separately by the Employer or the relevant insurer.

7.   Pension Plan.     As a vested participant in the Willbros
     USA, Inc. Pension Plan (the "Pension Plan") maintained by Employer for the benefit of eligible employees, Employee is or will become entitled to certain retirement benefits. Nothing contained in this Agreement shall affect Employee's rights to such benefits as provided by the terms of the Pension Plan. Employee acknowledges that Employer has separately provided Employee a specific description of Employee's payment options under the Pension Plan.

8.   Executive Benefit Restoration Plan.     In addition to the
     Pension Plan, Employee also participated prior to the Termination Date in the Willbros USA, Inc. Executive Benefit Restoration Plan (the "Restoration Plan"). On the Termination Date, Employee shall receive Three Hundred Forty Thousand Two Hundred Fifty Eight and 79/100 U.S. Dollars (U.S.$340,258.79), less applicable tax withholding, under the Restoration Plan as a lump sum payment of all accumulated benefits due Employee under the Restoration Plan as of the Termination Date. Effective upon receipt of such payment, Employee

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     releases the Employer, the Restoration Plan Trust, the
     Restoration Plan Trustee, and the Restoration Plan administrators from any further claims for benefits under the Restoration Plan.

9.   Incentive Stock Options.     Employee is vested in certain
     incentive stock options and certain non-qualified stock options provided by WGI pursuant to the Willbros Group, Inc. 1996 Stock Plan (the "Stock Plan"). Nothing in this Agreement shall affect any rights or obligations of Employee or WGI under the Incentive Stock Option Agreement or the Non-Qualified Stock Option Agreement between Employee and WGI pursuant to the Stock Plan. Employee acknowledges, however, that any of Employee's incentive stock options which are exercised more than three (3) months after the Termination Date will be treated as non-qualified stock options for federal income tax purposes.

10.  Employer Stock Ownership Plans.     Employee is indebted to
     Employer pursuant to certain secured promissory notes issued to Employer by Employee in connection with Employee's purchase of stock pursuant to the Willbros USA, Inc. 1992 Employee Non-Qualified Stock Ownership Plan and the Willbros USA, Inc. 1996 Management Personnel Non-Qualified Stock Ownership Plan. Employee's obligations and Employer's rights under such promissory notes shall not be affected by this Agreement, except that Employer waives its rights to accelerate the due dates of such promissory notes on account of Employee's retirement.

11.  Employer Investment Plan.     Employee is fully vested in
     Employer's 401(k) Investment Plan the ("Investment Plan"). Employee has the option of receiving a lump-sum distribution of Employee's total account balance, transferring such account balance to another tax-qualified plan or to an Individual Retirement Account or leaving such account balance in the Investment Plan. Election forms and detailed information concerning Employee's options with respect to Employee's account balance in the Investment Plan will be provided separately by Employer.

12.  Director and Officer Matters.     Nothing in this Agreement
     shall affect any of Employee's rights or obligations with respect to indemnification or director and officer li-

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     ability insurance coverage to which Employee is now entitled or subject in his capacity as a former director and officer of Employer, WGI and certain of their affiliates, whether under that certain Indemnification Agreement between Employer and Employee dated January 1, 1988, that certain Indemnification Agreement dated between WGI (formerly Willbros Acquisition Corp.) and Employee dated December 31, 1991, or otherwise.

13.  Other Benefits.     Except as specifically set forth herein,
     all employee benefits previously made available to Employee by Employer or any of its affiliates, including, without limitation, those made available under Employer's Executive Compensation Program, shall cease to be available to Employee as of the Termination Date.

14.  Mutual Releases.     (a)  Release by Employee:     Except
     for the future obligations of Employer specifically set forth or referenced in this Agreement, Employee fully and forever releases and discharges Employer, WGI, and all of their respective representatives, officers, directors, shareholders, predecessors, successors, subsidiaries, operating units, affiliates, divisions, employees and attorneys from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Employee's employment with and termination from Employer, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e, et seq., as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1966, 42 U.S.C. Section 1981, 1983 and 1985, which prohibits violations of civil rights; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act, 29 U.S.C. Section 621, et seq., which prohibits age discrimination in employment; the Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001, et seq., which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. Section 12101, et seq., which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993, 29

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     U.S.C. Section 2601, et seq., which provides medical and
     family leave; the Fair Labor Standards Act, 42 U.S.C.
     Section 201, et seq., including the Wage and Hour Laws relating to payment of wages; 85 O.S. 1991 Sections 5, 6 and 7, which prohibits discharge in retaliation for exercising rights under Oklahoma's Workers' Compensation Act; and all other federal, state or local laws or regulations prohibiting employment discrimination. This release also includes, but is not limited to, a release by Employee of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that Employer has dealt with Employee unfairly or in bad faith, and all other common law contract and tort claims. Employee is not waiving any rights or claims that may arise after the Termination Date.

     (b)  Release by Employer:     Employer and WGI for
     themselves and their directors (in their capacities as such) with respect to any claims they might have against him, hereby release and forever discharge Employee and agree not to assert against him any and all claims, rights, actions, causes of action, suits, judgments, liabilities, obligations, damages, debts, losses, indemnities, costs, expenses, contract rights, promises, trespasses and demands, of any kind or any nature whatsoever whether direct or indirect, accrued, inchoate, contingent, potential, known or unknown, or otherwise, in statutory or common law or in equity, including without limitation by reason of any tort or contract claim, which against Employee it ever had, now has or which it can, shall or may have for, upon or by reason of any matter whatsoever existing on the Termination Date or based on matters occurring prior to the Termination Date; provided, however, that this release shall not release Employee from any of his obligations under or referenced in this Agreement.

15.  Covenant Not-To-Compete.     Employee, until December 31,
     1998, will not compete, directly or indirectly, with businesses being conducted by Employer or its

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     affiliates on the Termination Date in the countries where
     the Employer or its affiliates were then conducting business.

16.  Confidentiality.     From and after the Cessation Date and
     for a period of two (2) years thereafter, Employee shall not furnish, disclose or make accessible to any person, entity or governmental authority, any knowledge or information, trade secrets, customer information or lists, supplier information or lists, plans, devices, material or financial other information with respect to the business of Employer or its affiliates or any secret, confidential or sensitive research or development work, promotions, ideas, opportunities, business plans or designs relating to the business of Employer or its affiliates, except as may otherwise be required by law. The prohibitions of this Paragraph 16 shall not apply, however, to information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder).

17.  Continuing Cooperation.     For a period of two (2) years
     from the Termination Date, Employee will provide such information and assistance as Employer may reasonably require relating to services provided to Employer by Employee during his employment. Employee will cooperate with Employer's legal counsel in the defense of claims and litigation in which Employer or Employer's affiliates are or may become involved. All reasonable documented expenses incurred by Employee, including a per diem of $1,200.00 in the provision of requested consultation with Employer or its legal representatives shall be reimbursed by Employer upon submission of an itemized statement of such expenses. The per diem shall not be applicable to consultation of a minor nature.

18.  Independent Legal Advice.     Employee acknowledges that he
     has been represented by independent legal counsel of his choice with respect to the advisability of signing this Agreement and the release provided herein, and with respect to his rights and obligations under the terms of this Agreement.

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19.  Knowledge of Contents.     Both parties acknowledge that
     they have carefully read this Agreement and that the contents hereof are known and understood by them. This
     Agreement is signed freely by each party hereto.

20. Review and Revocation Period. Employee acknowledges that he has been extended a period of twenty one (21) days within which to consider this Agreement. For a period of seven (7) days following Employee's execution of the Agreement, Employee may revoke this Agreement by notifying Employer, in writing, of his desire to do so. After the seven (7) day period has elapsed, this Agreement shall be binding and enforceable.

21.  Obligation to Return Funds.     In the event Employee
     exercises his right to revocation set forth in Section 20 above, Employee shall immediately return to Employer all amounts paid to Employee as consideration under this Agreement. The duty to return funds under this Agreement shall survive the revocation of the Agreement and shall constitute a separately enforceable obligation between Employee and Employer.

22.  No Admission of Liability.     This Agreement and compliance
     with this Agreement shall not be construed as an admission by Employer or Employee of any liability whatsoever, or as an admission by Employer of any violation of the rights of Employee or any other person, or any violation of any order, law, statute, duty or contract.

23.  Severability.     In the event that any provision of this
     Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

24.  Governing Law.     This Agreement will be interpreted and
     enforced in accordance with the laws of the State of Oklahoma.

25.  Entirety and Integration.     Upon the execution hereof by
     both parties, this Agreement shall constitute a single, integrated contract expressing the entire agreement of the parties relative to the subject matter hereof and supersedes all prior negotiations, understandings and/or agreements, if any, of the parties. No covenants, agreements, rep-

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     resentations, or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first mentioned above.

EMPLOYER                                  EMPLOYEE

Willbros USA, Inc.



By:  /s/ Melvin F. Spreitzer                   /s/ Gary L. Bracken
   -------------------------             --------------------------
     Melvin F. Spreitzer                       Gary L. Bracken
     Executive Vice President












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